Exhibit 99.2

 Investor PresentationSeptember 9, 2015  Creating the Premier Wisconsin Community Bank

 Forward-Looking Statement Disclosure  Creating the Premier Wisconsin Community Bank  This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results are different from management expectations.  This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Nicolet and Baylake.  These forward-looking statements are subject to a number of factors and uncertainties which could cause Nicolet’s, Baylake’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material.  Forward-looking statements speak only as of the date they are made and neither Nicolet nor Baylake assumes any duty to update forward-looking statements. There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements. In addition to factors previously disclosed in Nicolet’s and Baylake’s reports filed with the SEC and those identified elsewhere in this report, these forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between Nicolet and Baylake and between Nicolet National Bank and Baylake Bank, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (ii) Nicolet’s and Baylake’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements.  These statements are based upon the current beliefs and expectations of Nicolet’s and Baylake’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material. The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Nicolet and Baylake may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected; (2) the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks; (4) deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; (5) governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe; (6) the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions; (7) Nicolet’s  shareholders or Baylake’s shareholders may fail to approve the transaction; (8) reputational risks and the reaction of the companies’ customers to the transaction; (9) diversion of management time on merger related issues; (10) changes in asset quality and credit risk; (11) the cost and availability of capital; (12) customer acceptance of the combined company’s products and services; (13) customer borrowing, repayment, investment and deposit practices; (14) the introduction, withdrawal, success and timing of business initiatives; (15) the impact, extent, and timing of technological changes; (16) severe catastrophic events in our geographic area; (17) a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results; (18) the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company; (19) the interest rate environment may compress margins and adversely affect net interest income; and (20) competition from other financial services companies in the companies’ markets could adversely affect operations.  Additional factors that could cause Nicolet’s results to differ materially from those described in the forward-looking statements can be found in Nicolet’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov).  Additional factors that could cause Baylake’s results to differ materially from those described in the forward-looking statements can be found in Baylake’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov).  All subsequent written and oral forward-looking statements concerning Nicolet, Baylake or the proposed merger or other matters and attributable to Nicolet, Baylake or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above.  Nicolet and Baylake do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

 Important Information for Investors  Creating the Premier Wisconsin Community Bank  This communication relates to the proposed merger transaction involving Nicolet and Baylake.  In connection with the proposed merger, Nicolet and Baylake will file a joint proxy statement/prospectus on Form S-4 and other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”).  BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NICOLET, BAYLAKE AND THE PROPOSED MERGER.  When available, the joint proxy statement/prospectus will be delivered to shareholders of Nicolet and shareholders of Baylake.  Investors may obtain copies of the joint proxy statement/prospectus and other relevant documents (as they become available) free of charge at the SEC’s website (www.sec.gov).  Copies of the documents filed with the SEC by Nicolet will be available free of charge on Nicolet’s website at www.nicoletbank.com.  Copies of the documents filed with the SEC by Baylake will be available free of charge on Baylake’s website at www.baylake.com Nicolet, Baylake and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Nicolet and the shareholders of Baylake in connection with the proposed merger.  Information about the directors and executive officers of Nicolet and Baylake will be included in the joint proxy statement/prospectus for the proposed transaction filed with the SEC.  Information about the directors and executive officers of Nicolet is also included in its annual report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 9, 2015.  Information about the directors and executive officers of Baylake is also included in the proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 24, 2015.  Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Transaction Highlights

A Nicolet / Baylake merger of equals creates the largest community bank headquartered in Northern Wisconsin

Strategically Compelling

- Creates the leading community bank in the Green Bay MSA and Door County
- 3rd largest Wisconsin-based community bank by deposit market share
- Combined franchise is positioned for long term growth with the size and scale to compete more effectively in the current market
- Strengthens competitive positioning throughout Wisconsin and enhances ability to serve clients
- Expected to enhance profitability, liquidity and shareholder value
- Strong cultural fit and ties to Northeastern Wisconsin communities

Financially Attractive

- Double digit earnings per share accretion in first full year to Nicolet
- Conservative and achievable cost savings of $7.0 million
- Accretive to Nicolet tangible book value in approximately 3 years
- Internal rate of return above 15%
- Pro forma capital ratios above "well capitalized" guidelines and strong pro forma TCE/TA ratio of approximately 8%

Creating the Premier Wisconsin Community Bank

Nicolet Bankshares, Inc. Baylake Corp. 4

 Enhancing Scale in Northern Wisconsin  *  Creating the Premier Wisconsin Community Bank  Nicolet Bankshares (21)  Baylake Corp. (24)¹  Source: SNL Financial; ¹ includes Baylake’s pending acquisition of Union State Bank

Transaction Overview

To update transaction value

Consideration:	▪ Fixed exchange ratio of 0.4517 Nicolet share for each Baylake share ▪ 100% tax-free stock for stock exchange
Pro Forma Ownership[1]:	▪ Approximately 50% Nicolet / 50% Baylake
BYLK Special Dividend:	▪ Baylake expects to declare and pay a special dividend of $0.40 per share to Baylake shareholders prior to the closing of the merger per the Definitive Agreement
Transaction Value[2]:	▪ $15.02 per share or $141 million
Legal & Accounting Acquiror:	▪ Nicolet Bankshares, Inc.
Name & Headquarters:	▪ Nicolet Bankshares, Inc. ▪ Nicolet Green Bay headquarters (111 North Washington)
Executive Senior Management:	▪ Bob Atwell (Nicolet) and Rob Cera (Baylake) will serve as Co-Chairmen, Chief Executive Officers, and Presidents of Nicolet Bankshares, Inc. ▪ Mike Daniels will serve as the President & CEO of Nicolet National Bank
Board Composition:	▪ 8 Nicolet Directors / 8 Baylake Directors
Required Approvals:	▪ Approval of Nicolet and Baylake shareholders ▪ Customary regulatory approvals
Anticipated Close:	▪ 1H 2016

[1]Ownership assumes impact of stock options, restricted stock and pending acquisition of Union State Bank by Baylake
[2]Based on Nicolet closing price of $33.25 on 9/8/15. Does not include $0.40 per share dividend paid to Baylake shareholders

Creating the Premier Wisconsin Community Bank

Nicolet BANKSHARES, INC. Baylake Corp. 6

Nicolet and Baylake at a Glance

To update market caps

	Nicolet Bankshares, Inc.	Baylake Corp.
Ticker:	OTC Pink: **NCBS**	NASDAQ: **BYLK**
Headquarters:	Green Bay, WI	Sturgeon Bay, WI
Year Established:	2000	1876
Branches:	21	20
Employees:	285	263
Market Cap:	$133.5	$119.8
Assets:	$1,185.3	$980.6
Loans:	$887.2	$687.3
Deposits:	$999.9	$758.6
Equity:	$114.0	$108.4
TCE/TA:	7.2%	10.4%
Corporate History:	**2000 - 2013:** Raised $45mm in common equity **2008:** Acquired Brookfield Investment Partners **2010**: Acquired 4 branches ($105mm in assets) **2013:** Acquired Mid-Wisconsin Financial Services ($465mm of assets) **2013:** Publicly-traded under ticker NCBS upon registration of stock consideration paid to MWFS **2013:** Acquired Bank of Wausau from FDIC ($41mm of deposits) **2015:** Divested 2 branches ($34mm in deposits)	**2007:** Rob Cera appointed as President & CEO **2012:** Divested 4 branches ($69mm of deposits) **2013**: Divested 2 branches ($26 million of deposits) **2014** Acquired 1 branch in Appleton, WI **2015:** Announced acquisition of Union State Bank ($91mm of assets)

Source: SNL Financial; market data as of 9/8/2015; financial data in $millions and as of 6/30/2015
Note: Baylake financial information as of 6/30/15; does not include any impact of pending acquisition of New Bancshares, Inc.

Creating the Premier Wisconsin Community Bank

Nicolet Bankshares, Inc. Baylake Corp. 7

Nicolet Bankshares

- Commercially focused bank since inception. Commercial & Industrial and owner occupied CRE loans comprise more than 50% of the loan portfolio
- Established track record of organic asset generation
- Diversified revenue stream that balances traditional banking spread income with meaningful revenue from wealth management and mortgage originations
- Proven acquirer and integrator of all types of acquisitions:
  - Branches: Four Anchor Bank branches in 2010
  - Whole Bank: Mid-Wisconsin Bank in 2013
  - FDIC Assisted: Bank of Wausau in 2013
- Strong commitment to the communities we serve. The Nicolet National Foundation, founded in 2007 and supported by contributions from employees and the Bank, has made donations to dozens of local causes and charities throughout Northeastern and Northcentral Wisconsin.

Financial Highlights
($millions)

Balance Sheet	
Total Assets	$1,185
Gross Loans	887
Deposits	1,000
Earnings & Profitability	
Net Interest Margin	3.89%
Efficiency Ratio	63.7%
ROAA	1.02%
ROATCE	14.84%
Asset Quality	
NPAs / Assets[1]	0.44%
NCOs / Average Loans	0.11%
Reserves / Loans	1.10%
Capital	
TCE/TA	7.21%
Tier 1 Leverage Ratio	10.43%
Total Capital Ratio	15.21%

[1] Excludes TDRs
Source: SNL Financial; financial data for the first 6 months ended 6/30/15

Creating the Premier Wisconsin Community Bank

Nicolet BANKSHARES, INC. Baylake Corp. 8

Baylake Corp.

Baylake Corp.

- For more than 139 years, Baylake has been providing financial solutions to individuals and businesses in Northeast Wisconsin
- Longstanding ties as the community bank of choice in Door County and Kewaunee County
  - 8 branches serve 62% of deposits in Door County (#1 market share)
  - 4 branches serve 28% of deposits in Kewaunee County (#2 market share)
- Superior deposit mix and funding cost. 96% of deposits are core with a total cost of 18bps
- Balanced loan portfolio with 45% C&I and owner-occupied CRE and 23% residential
- Recently announced the acquisition of Union State Bank
  - 4 branches & $86mm in assets
  - Expands presence in Kewaunee & Brown counties and establishes a footprint in Manitowoc County
- Since 2006 The Baylake Bank Tall Ship Festival has become symbolic of our deep commitment to our community contributing more than $8 million of revenue to the local economy

Financial Highlights

($millions)

Balance Sheet	
Total Assets	$981
Gross Loans	687
Deposits	759
Earnings & Profitability	
Net Interest Margin	3.71%
Efficiency Ratio	68.2%
ROAA	0.93%
ROATCE	9.18%
Asset Quality	
NPAs / Assets[1]	0.90%
NCOs / Average Loans	0.10%
Reserves / Loans	1.01%
Capital	
TCE/TA	10.39%
Tier 1 Leverage Ratio	11.71%
Total Capital Ratio	15.76%

[1] Excludes TDRs

Note: Baylake financial information as of 6/30/15; does not include any impact of pending acquisition of New Bancshares, Inc.

Source: SNL Financial; financial data for the first 6 months ended 6/30/15

Creating the Premier Wisconsin Community Bank

Nicolet BANKSHARES, INC. Baylake Corp. 9

 Building Market Share  *  Creating the Premier Wisconsin Community Bank  Strong pro forma market share in Wisconsin - $1.8 billion in deposits and over 40 branchesCreates the 3rd largest community bank in Wisconsin  Source: SNL Financial; deposit market share data as of 6/30/2014 and includes Baylake’s pending acquisition of Union State Bank and is adjusted for Nicolet’s August 2015 divestiture of 2 branches

Combined Board and Management Team



Robert B. Atwell is the founding CEO of Nicolet National Bank, bringing 22 years of experience as a community banker in Northeastern Wisconsin and Upper Michigan. He is a graduate of Beloit College (1980) and the Yale School of Management (1983). He serves on the Boards at Ariens Company, Saris Cycling Group and Promotion Management Inc. (PMI). He's also active in many Community Organizations, serving on the Boards of the Green Bay Area Chamber of Commerce, NWTC Foundation and St. Vincent Hospital Foundation.



Robert J. Cera is the President and CEO of Baylake Corporation with more than 20 years of banking community banking experience. He has served as President and Chief Executive Officer of Baylake since 2007 and President and Chief Operating Officer from 2006 to 2007. He has served as a Director of Baylake since 2006. He previously served as Market President – Chicago Region of Associated Bank following the acquisition of State Financial Services by Associated Banc-Corp in 2005. Prior to that, Mr. Cera served as President and Director of State Financial Bank and State Financial Services Corporation.



Michael E. Daniels graduated from St. Norbert College in 1986, he began his banking career with Associated Bank. In 1993 he was named President and CEO of Effingham Bank & Trust in Rincon, Ga., and served in that capacity for two years. He returned to Green Bay in 1995 and became Senior Vice President and Commercial Banking Group Manager at Associated Bank. He left Associated in March of 2000 with Bob Atwell to form Nicolet National Bank. He has served as President and Chief Operating Officer of Nicolet National Bank since 2007. He served as Executive Vice President and Chief Lending Officer of Nicolet National Bank from 2000 to 2007 and Secretary of Nicolet Bankshares, Inc. since 2002.

Management Team

Co-CEOs: Nicolet Bankshares

Rob Cera | **Bob Atwell**

President & CEO: Nicolet Nat'l Bank

Mike Daniels

Combined Board

Co-Chairmen

Rob Cera | **Bob Atwell**

Mike Daniels

7 BYLK Directors

6 NCBS Directors

Creating the Premier Wisconsin Community Bank

Nicolet BANKSHARES, INC. Baylake Corp. 11

Combining Complementary Businesses

Nicolet BANKSHARES, INC. | Baylake Corp.

Traditional Community Banking

Organic Asset Generation
- Proven track record of organic commercial loan growth
- > 50% of portfolio in C&I and owner-occupied CRE

+

Stable, Low Cost Deposit Base
- 62% market share in Door County
- 41% market share in Kewaunee County
- 18 bps cost of deposits

= Engine for Continued Organic Loan Growth

Diversified Fee Income Sources

Mortgage Origination
- Over $330 million in production since 2014

+

United Financial Services
- 49.8% owner
- Contributes $1.4 million of annual fee revenue

= Stable, Annuitized Revenue

Complimentary Trust & Wealth Management
- Baylake's Admiral Asset Management RIA fits well with Nicolet's already robust wealth management platform
- Total combined Assets Under Management of $1.2 billion
- More than $7 million in combined annualized revenue

Creating the Premier Wisconsin Community Bank

Nicolet BANKSHARES, INC. Baylake Corp. 12

 Strong Core Funding  *  Creating the Premier Wisconsin Community Bank  Total Deposits: $1,000.0Cost: 0.51%  Total Deposits: $758.6Cost: 0.18%  Nicolet Bankshares, Inc.  Baylake Corp.  Pro Forma Company  Total Deposits: $1,758.6Cost: 0.37%  Source: SNL Financial; financial data in millions and for the six months ended 6/30/2015

 Diversified Loan Portfolio  *  Creating the Premier Wisconsin Community Bank  Total Loans: $887.1Yield: 5.14%  Total Loans: $687.3Yield: 4.35%  Nicolet Bankshares, Inc.  Baylake Corp.  Pro Forma Company  Total Loans: $1,574.5Yield: 4.80%  Source: SNL Financial; financial data in millions and for the six months ended 6/30/2015

Comprehensive Due Diligence and Credit Review

Due Diligence Highlights

- Comprehensive reciprocal due diligence process including core systems, legal and credit
  - Both organizations use the same core processing software through United Financial Services
- Executive-level interviews for all lines of business
- Thorough review of business plans, processes & budgeting
- Preliminary evaluation of personnel at both institutions
- Utilized legal & tax third party resources

Credit Review

- Analyzed credit files, underwriting methodology and policy and portfolio management processes
- Nicolet's extensive credit reviews focused on the largest relationships, adversely classified assets and watch list loans. Specifically, it reviewed:
  - 100% of commercial relationships with a balance greater than $1.0 million
  - More than 75% of all commercial loan commitments
  - 100% of adversely classified assets
  - Watch List credits > $125,000
  - The entire retail loan portfolio based on payment performance
  - Baylake's reciprocal credit review completed comparable diligence on Nicolet

Creating the Premier Wisconsin Community Bank

Nicolet BANKSHARES, INC. Baylake Corp. 15

 Compelling Pro Forma Valuation  *  Creating the Premier Wisconsin Community Bank  Price / Tangible Book Value  Price / LTM EPS  Nationwide peers include banks with assets between $2.0bn-$3.0bn, ROAA > .75% and NPAs/Total Assets < 1.50%Midwest peers include Midwest banks and thrifts with assets between $2.0bn-$3.5bn, ROAA > .75% and NPAs/Total Assets < 2.25%Source: SNL Financial; market data as of 9/8/2015  To update pricing data

 Unlocking Shareholder Value  *  Creating the Premier Wisconsin Community Bank

Summary

- Creates Wisconsin's premier community bank
- Combined franchise is positioned for long term growth with the size and scale to compete more effectively in the current market
- Attractive financial returns for all shareholders
- Meaningfully accretive to EPS and maintains strong capital position
- Attractive commercially focused loan portfolio, coupled with stable and low cost core funding
- Diversified noninterest income base through UFS, mortgage, and complimentary wealth management divisions
- Creates an institution with the financial capacity and experience to be a leading consolidator of community banks

Creating the Premier Wisconsin Community Bank

Nicolet BANKSHARES, INC. Baylake Corp. 18